Exhibit 99.1

FLUOR REPORTS 6 PERCENT INCREASE
IN 2003 EARNINGS FROM CONTINUING OPERATIONS

ALISO VIEJO, Calif. — February 4, 2004 — Fluor Corporation (NYSE: FLR) today announced earnings from continuing operations of $179.5 million, or $2.23 per share, for its year ended December 31, 2003, an increase of 6 percent. This compares with $170.0 million, or $2.13 per share, in 2002. Revenues from continuing operations were $8.8 billion, compared with $10.0 billion a year ago.

     Fourth-quarter earnings from continuing operations were $51.5 million, or 63 cents per share, up 15 percent from $44.7 million, or 56 cents per share, in the fourth quarter last year. Revenues from continuing operations in the fourth quarter were $2.4 billion, compared with $2.5 billion last year.

     New project awards in the fourth quarter and full year were $2.4 billion and $10.0 billion, respectively. This compares with $1.5 billion and $8.6 billion for the same periods a year ago, and represents an increase of 53 percent for new awards in the fourth quarter and 16 percent for the year. Consolidated backlog increased 9 percent to $10.6 billion from $9.7 billion at the end of last year and up from $10.3 billion at the end of the third quarter of this year.

     Fluor’s performance in 2003 was marked by a number of significant strategic and operational achievements, said Chairman and Chief Executive Officer Alan Boeckmann. “Our strategy of market diversification to help mitigate the cyclicality in certain of our markets, combined with excellent execution, enabled us to more than offset the decline in the Power segment and deliver earnings growth and performance within the upper range of our target.

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     “Fluor has made significant strides in positioning for long-term growth through expansion in key targeted markets, including the completion of three acquisitions that support our goal to grow our Government and Operations & Maintenance businesses,” said Boeckmann. “While pursuing near-term prospects, we continued to position the company for longer-term growth opportunities, particularly in the transportation and global oil and gas markets.

     Boeckmann continued, “We also posted encouraging growth in new awards and backlog, while remaining fully committed to the selectivity and financial discipline that is fundamental to our business strategy. The Government group in particular made significant advances in new business activity during the year. In addition, we booked several major new oil and gas awards. The global economic recovery has also begun to stimulate increased activity in our economically sensitive industrial and commercial markets.”

     Consolidated operating profit for the year was $406.3 million, down 2 percent from a year ago. An improvement in the operating margin partially offset the impact of the decline in annual revenues. Corporate G&A expense declined 12 percent for the year to $141.5 million, compared with $160.1 million last year. Fluor’s financial condition remains strong, with cash and securities of $497 million at year-end and a debt-to-total capital ratio of 20 percent. Fluor had commercial paper borrowings of $121 million at year-end, driven in part by ongoing funding of a major Venezuelan project while the company awaits arbitration resolution on various issues and also by higher working capital requirements for projects that are in the early stages of execution.

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Outlook

     Looking ahead to 2004, the company expects further expansion in new awards and backlog, driven by anticipated increases in capital spending by a number of its major clients and continuing improvement in the global economy. As previously stated, 2004 is expected to be a year of transition from an earnings standpoint, as the company moves from the final completion of a cycle of power projects, where realized margins are highest, to a new cycle of oil and gas projects, where margin recognition is lower in the early stages.

     While the precise timing of major new oil and gas program awards remains difficult to predict, continuing front-end activities, positive ongoing client discussions and improving global economic conditions all point toward major new investment in the sector. Given the impact of timing issues and other variables that could affect Fluor’s earnings in 2004, the company continues to project a wide range of guidance at this early point in the year. Fluor expects 2004 earnings ranging from $2.00 to $2.40 per share.

Business Segments

     Fluor’s Oil & Gas segment reported operating profit for the year of $121.2 million, down 6 percent from a year ago on revenues of $2.6 billion, down 24 percent. Operating margin for the segment improved to 4.6 percent from 3.7 percent, partially offsetting the impact of the revenue decline and reflecting a higher level of profit recognition associated with a number of projects nearing successful completion during the year. Oil and gas new awards were up substantially in 2003, raising backlog for the segment well above its 2002 year-end low.

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     Operating profit in 2003 for Fluor’s Industrial & Infrastructure segment was $62.8 million compared with $55.5 million in 2002. Results for 2003 included a provision of $7.4 million for the impairment of an equity investment earned in exchange for consulting services provided on a magnesium project in Australia. Results for 2002 included dispute resolution provisions of $26 million on legacy projects that had been completed in prior years. Revenues for 2003 increased 8 percent to $2.6 billion. Excluding the provisions, the decline in operating profit margin was primarily due to weakness in economically sensitive industrial markets, along with a greater proportion of lower-margin construction management work in the overall business mix.

     Fluor’s Power segment reported $77.3 million in operating profit for the year, an expected reduction from peak earnings of $106.9 million in 2002. The operating margin remained very strong in both years due to the successful completion of projects. Revenues declined to $759 million from last year’s $2.2 billion, reflecting the significant workoff of Fluor’s Power backlog.

     Operating profit for the Global Services segment in 2003 increased 4 percent to $96.9 million, on a 15 percent increase in revenues to $1.1 billion. Operating margin for the segment declined to 8.7 percent from 9.7 percent in 2002. Growth in the company’s operations and maintenance business and in its equipment services company were partially offset by lower levels of construction-related support, which Global Services’ units provide.

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     Fluor’s Government segment posted a strong 62 percent increase in operating profit for the year to $48.1 million. Revenues increased 78 percent to $1.7 billion. The substantial increases in both operating profit and revenues reflect significant success in expanding our activity with the Departments of Defense, State and Homeland Security.

Fourth Quarter and Fiscal Year Net Earnings

     Fluor’s net earnings for the fourth quarter of 2003 were $51.5 million, or 63 cents per share. This compares with $48.2 million, or 61 cents per share a year ago, which included net earnings from discontinued operations of $3.5 million, or 5 cents per share.

     Fluor’s net earnings for 2003 were $157.5 million, or $1.95 per share. This included a net loss from discontinued operations of $11.6 million, or 15 cents per share. Also included in 2003 results was an after-tax provision of $10.4 million, or 13 cents per share, for the cumulative effect of a change in accounting principle. Net earnings for 2002 were $163.6 million, or $2.05 per share, which included a net loss from discontinued operations of $6.4 million, or 8 cents per share.

Fourth Quarter and Year-End Conference Call Information

     Fluor will host a conference call at 10 a.m. Eastern time on Thursday, February 5, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com/. The webcast will be archived for 30 days following the call.

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About Fluor Corporation

     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, Calif., Fluor is a Fortune 500 company with revenues of $8.8 billion in 2003. For more information, visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including statements relating to the expected performance of the Company’s business and growth in markets which the Company serves. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things: failure to achieve projected earning levels; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients including our oil, gas, transportation, industrial, infrastructure and government clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the cyclical nature of many of the markets the Company serves; the Company’s ability to successfully identify and integrate acquisitions; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

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Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1. Business — Company Risk Factors” in the Company’s Form 10-K filed on March 31, 2003. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (949) 349-3909. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(in millions, except per share amounts)
UNAUDITED

THREE MONTHS ENDED DECEMBER 31	2003	2002

Revenues	$2,364.5	$2,465.0
Costs and Expenses:
Cost of Revenues	2,249.5	2,349.0
Corporate G&A	39.9	51.8
Net Interest Income	(1.1)	(2.1)

Total Costs and Expenses	2,288.3	2,398.7

Earnings from Continuing Operations before Income Taxes	76.2	66.3
Income Tax Expense	24.7	21.6

Earnings from Continuing Operations	51.5	44.7
Earnings from Discontinued Operations	—	3.5

Net Earnings	$51.5	$48.2

Basic Earnings per Share
Earnings from Continuing Operations	$.64	$.56
Earnings from Discontinued Operations	.00	.05
Net Earnings	.64	.61
Weighted Average Shares	80.4	79.3
Diluted Earnings per Share
Earnings from Continuing Operations	$.63	$.56
Earnings from Discontinued Operations	.00	.05
Net Earnings	.63	.61
Weighted Average Shares	81.6	79.3
New Awards	$2,353.3	$1,536.4
New Awards Gross Margin (%)	8.1	7.7
Backlog	$10,607.1	$9,709.1
Backlog Gross Margin (%)	6.1	6.0
Work Performed	$2,315.7	$2,428.9

YEAR ENDED DECEMBER 31	2003	2002

Revenues	$8,805.7	$9,959.0
Costs and Expenses:
Cost of Revenues	8,399.4	9,544.8
Corporate G&A	141.5	160.1
Net Interest Income	(3.2)	(6.4)

Total Costs and Expenses	8,537.7	9,698.5

Earnings from Continuing Operations before Income Taxes	268.0	260.5
Income Tax Expense	88.5	90.5

Earnings from Continuing Operations	179.5	170.0
Loss from Discontinued Operations	(11.6)	(6.4)
Cumulative Effect of Change in Accounting Principle	(10.4)	—

Net Earnings	$157.5	$163.6

Basic Earnings (Loss) per Share
Earnings from Continuing Operations	$2.25	$2.14
Loss from Discontinued Operations	(.15)	(.08)
Cumulative Effect of Change in Accounting Principle	(.13)	.00
Net Earnings	1.97	2.06
Weighted Average Shares	79.8	79.3
Diluted Earnings (Loss) per Share
Earnings from Continuing Operations	$2.23	$2.13
Loss from Discontinued Operations	(.15)	(.08)
Cumulative Effect of Change in Accounting Principle	(.13)	.00
Net Earnings	1.95	2.05
Weighted Average Shares	80.5	79.9
New Awards	$9,976.0	8,596.8
New Awards Gross Margin (%)	6.6	7.0
Backlog	$10,607.1	$9,709.1
Backlog Gross Margin (%)	6.1	6.0
Work Performed	$8,635.3	$9,800.2

FLUOR CORPORATION

SELECTED BALANCE SHEET ITEMS (Unaudited)
($ in millions, except per share amounts)

	DECEMBER 31, 2003	DECEMBER 31, 2002

Cash and Cash Equivalents	$496.5	$753.4
Total Current Assets	2,217.3	1,941.5
Total Assets	3,504.7	3,142.2
Total Short-Term Debt *	221.5	0.0
Total Current Liabilities	1,884.4	1,756.2
Long-term Debt *	44.7	17.6
Shareholders’ Equity	1,081.5	883.9

Total Debt to Capitalization %	19.7%	2.0%
Shareholders’ Equity Per Share	$13.17	$11.02

*	December 31, 2003 includes $127.0 million in debt from the consolidation of variable interest entities as prescribed by FASB Interpretation No. 46. Short-term and long-term debt include debt of $100.0 million and $27.0 million, respectively.

OTHER ITEMS (Unaudited)
($ in millions)

	Three Months Ended		Year Ended
	December 31		December 31

	2003	2002	2003	2002

Depreciation **	$19.8	19.6	$79.7	78.0
Capital Expenditures **	31.6	12.0	79.2	63.0

**	Continuing operations only.

BUSINESS SEGMENT FINANCIAL REVIEW (Unaudited)
($ in millions)

THREE MONTHS ENDED DECEMBER 31	2003	2002

Revenues
Oil & Gas	$708.6	$996.7
Industrial & Infrastructure	611.9	643.8
Power	154.8	333.6
Global Services	284.1	236.4
Government	605.1	254.5

Total revenues	$2,364.5	$2,465.0

Operating Profit / Margin %	$	%	$	%

Oil & Gas	$36.1	5.1	$41.1	4.1
Industrial & Infrastructure	17.9	2.9	25.6	4.0
Power	17.5	11.3	19.6	5.9
Global Services	27.8	9.8	22.9	9.7
Government	15.7	2.6	6.8	2.7

Total operating profit / margin %	$115.0	4.9	$116.0	4.7

YEAR ENDED DECEMBER 31	2003	2002

Revenues
Oil & Gas	$2,647.0	$3,481.2
Industrial & Infrastructure	2,597.4	2,399.8
Power	759.2	2,164.2
Global Services	1,108.3	961.4
Government Services	1,693.8	952.4

Total revenues	$8,805.7	$9,959.0

Operating Profit / Margin %	$	%	$	%

Oil & Gas	$121.2	4.6	$128.7	3.7
Industrial & Infrastructure	62.8	2.4	55.5	2.3
Power	77.3	10.2	106.9	4.9
Global Services	96.9	8.7	93.4	9.7
Government Services	48.1	2.8	29.7	3.1

Total operating profit / margin %	$406.3	4.6	$414.2	4.2

FLUOR CORPORATION

SUPPLEMENTAL FACT SHEET

NEW AWARDS
($ IN MILLIONS)

THREE MONTHS ENDED DECEMBER 31	2003		2002		% Chg

Oil & Gas	$752	32%	$353	23%	NM
Industrial & Infrastructure	483	21%	883	58%	-45%
Power	170	7%	142	9%	20%
Global Services	408	17%	96	6%	NM
Government	540	23%	62	4%	NM

TOTAL NEW AWARDS	$2,353	100%	$1,536	100%	53%

YEAR ENDED DECEMBER 31	2003		2002		% Chg

Oil & Gas	$3,686	37%	$1,947	23%	89%
Industrial & Infrastructure	2,558	26%	3,461	40%	-26%
Power	485	5%	1,088	13%	-55%
Global Services	1,252	12%	1,014	12%	23%
Government	1,995	20%	1,087	12%	84%

TOTAL NEW AWARDS	$9,976	100%	$8,597	100%	16%

BACKLOG TRENDS
($ IN MILLIONS)

AS OF DECEMBER 31	2003		2002		% Chg

Oil & Gas	$3,420	32%	$2,336	24%	46%
Industrial & Infrastructure	3,273	31%	4,182	43%	-22%
Power	605	6%	841	9%	-28%
Global Services	1,821	17%	1,555	16%	17%
Government	1,488	14%	795	8%	87%

Total Backlog	$10,607	100%	$9,709	100%	9%

United States	$5,041	48%	$5,608	58%	-10%
The Americas	1,190	11%	1,819	19%	-35%
Europe, Africa and the Middle East	3,871	36%	1,570	16%	NM
Asia Pacific	505	5%	712	7%	-29%

Total Backlog	$10,607	100%	$9,709	100%	9%

NM = Not meaningful